Exhibit 99.2

FINAL

First Quarter Fiscal 2008

Conference Call Remarks

February 5, 2008

7:30 a.m. CT

SEAN

Good morning and thank you for joining us. On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And, during this call, we will discuss “underlying” operating income, earnings per share and EBITDA amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to this morning’s press release and the Investor Relations section of our web site to obtain a full reconciliation of these measures to U.S. GAAP.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that as a courtesy to others you please limit yourself to one question.

Now I’ll turn it over to Russ…

RUSS

Thank you Sean and good morning everyone. Thank you for joining us.

This morning I’ll spend a few minutes speaking to the highlights of the first quarter and commenting on our future, and then turn it over to John to provide greater detail on our results.

In 2007 we identified a number of necessary strategic steps to re-center our business and better position Hewitt for the future. We made some headway, and the progress continues in 2008 to:

1.	stabilize our HR BPO business and ensure that we have a solid base for the future;

2.	make necessary investments to grow our Benefits Outsourcing and Consulting businesses;

3.	better manage our cost structure; and

4.	put the right team in place for the future.

The first quarter was a good start to our fiscal year, and our overall business outlook remains positive.

The Consulting business generated healthy top line growth across all practices and collectively across all major geographies. Consulting margins held up nicely even after increasing hiring to meet current and future demand, investing in knowledge building, and ensuring that our associates are properly compensated.

In the Benefits Outsourcing business, we were pleased to see increased revenue momentum and strong margin expansion. We are committed to making the investments necessary to build on that momentum by investing in sales resources, broadening our service offerings, while ensuring quality remains at a high level and exceeds customer expectations.

HR BPO showed a marked improvement this quarter in terms of revenue and reduced losses. It’s worth noting that we think that this quarter was particularly strong because of the timing of project revenue, improved operating fundamentals, and contract implementation cycles.

We’re pleased with the improvement, but I will remind you of what we have said in the past – you should not expect a smooth progression of improvement in the operating loss quarter to quarter.

Last quarter, I mentioned that we are dealing with a few sensitive client situations in HR BPO; that continues today. In general, progress in dealing with our most challenging contracts has been slow as we carefully balance the objectives of our customers while also doing what is right for our shareholders.

An important part of improving the HR BPO business is increased strategic focus. Along those lines, we recently closed on the sale of our licensed software and payroll services group known as Cyborg.

The acquisition of Cyborg in 2003 allowed us to develop expertise in both payroll services and HR management software. However, licensing software is not core to what we want to do in the future, even though the business was accretive to earnings. We will continue to use the Cyborg application as part of our managed payroll offering, but we see no need to own the software licensing business.

John will provide some additional financial details of the Cyborg sale later in the call.

Regarding our broader cost initiatives, we continue to execute against our key areas of focus, namely global sourcing, operations productivity, overhead and real estate. Our real estate rationalization efforts continue, and as mentioned on previous calls, we anticipate taking related charges in fiscal 2008.

Before I turn it over to John, I want to comment on a question that many of you have been asking: “are we seeing any signs of a downturn or recession in our business”?

The short answer is “no – we have seen absolutely no impact on our business.”

That said, we have asked ourselves how susceptible we may be to a downturn. We do recognize that there are portions of our business that are susceptible to a slowing economy. For instance, our Benefits Outsourcing business generates much of its revenue on a per participant basis, so if our customers reduce their workforce beyond certain thresholds, our revenue could decline. Also, a meaningful part of the consulting that we do is discretionary in nature.

Offsetting this is the fact outsourcing becomes inherently more attractive in a down economy and consulting does benefit from restructuring and downsizing activities.

That being said, we believe the recurring nature of the revenue streams associated with our three businesses provide us with a near term buffer against a possible economic slowdown. We are carefully monitoring our metrics and we are not seeing any signs of deterioration. These factors, along with the improved operating fundamentals of our business, give us the confidence to reaffirm our guidance for the year.

John will provide more specific detail on the guidance during his portion of the call.

So with that, I’ll turn it over to John ….

JOHN

Thanks, Russ, and good morning everyone.

Before I recap our results, I want to remind everyone that my comments regarding our financial results are on an underlying basis – meaning we have adjusted for the following two one-time items:

1.	First, this year’s first quarter included $12 million in net revenue favorability, and $5 million in pretax income favorability due to the resolution of a previously announced HR BPO contract restructuring. Many of our BPO contracts include Benefits Outsourcing, including this one, so this resolution favorably impacted both our Benefits Outsourcing and HR BPO segments.

2.	Second, recall that last year’s first quarter included a $16 million pretax severance charge related to our ongoing productivity initiatives.

With these in mind, let me start by recapping the highlights of our consolidated results.

In the first quarter, on a constant currency basis and excluding acquisitions, third-party supplier revenue, and one-time items, consolidated net revenues grew 6%.

Total company operating income, excluding one-time items, grew 66% to $104 million in the first quarter, compared to $62 million last year.

Our effective tax rate was 44% for the quarter, compared to 39% in the first quarter of fiscal 2007. The first quarter’s tax rate is higher than last year’s quarter primarily due to one-time adjustments to tax provisions associated with evaluations as we adopted FIN 48.

Our reported net income for the first quarter increased to $64 million, or 59 cents per diluted share, compared with net income of $30 million, or 27 cents per diluted share last year. On a normalized basis, we recorded earnings of 60 cents per diluted share in the first quarter as compared to 36 cents per diluted share last year. I’d like to point out that today’s press release contains an underlying operating income and EPS reconciliation to GAAP schedule, as well as information related to currency translation, acquisitions, and third-party supplier revenue.

Cash flow from operations was $14 million in the first quarter, compared to $16 million in the prior-year quarter. Free cash flow was negative $10 million, which compared to negative $6 million in the prior-year quarter. The slight decrease in free cash flow was driven primarily by significantly higher performance-based compensation paid in the current year for fiscal 2007 performance, than paid in fiscal 2007 for fiscal 2006 performance.

To better understand the underlying cash flow of our business, we introduced an “Adjusted EBITDA” metric last quarter. This non-GAAP measure represents EBITDA adjusted for a number of non-cash items, including goodwill and asset impairment, revenue and compensation deferrals, stock-based compensation, and deferred internal software development costs, as well as a few other smaller items. Again, you will find a full reconciliation to GAAP in today’s press release.

For the first quarter, Adjusted EBITDA was $157 million, as compared with $100 million in the first quarter of 2007. Importantly, the majority of the quarter-over-quarter improvement came from our HR BPO segment. Note that these amounts are adjusted for the unusual items and non-cash items I discussed earlier.

Capital expenditures were $23 million in the first quarter, versus $21 million in the prior-year quarter. This spend rate is a bit lower than we expected mainly due to timing. We expect overall fiscal 2008 capital expenditures to exceed those of 2007 as we return to higher levels of investment.

A significant use of cash this quarter was our share repurchase program. From the end of our fiscal fourth quarter through this past Friday, we bought back $270 million of stock at an average price of $36.62 per share. The $750 million authorization runs through January 2009, and with $296 million remaining, we’re on pace to execute the full amount of the authorization within the plan’s 24 month timeline.

We ended the fiscal quarter with a cash and short term investments balance of $429 million, only $21 million lower than a year ago, despite having repurchased about $350 million of shares during that time period.

Let me provide some color on the performance of our business segments.

In Benefits Outsourcing, after adjusting for the previously noted one-time item, acquisitions, and currency, first quarter segment revenues grew 2%. The growth was driven primarily by increased project work compared to last year, while participant counts held steady.

Excluding one-time items, Benefits Outsourcing margins improved over 700 basis points year-over-year primarily due to increased project revenue and decreased compensation expenses. Our continued emphasis on productivity and cost management is delivering results, as staffing levels were managed efficiently.

As we’ve said before, we expect to reinvest in our Benefits Outsourcing business in ways to drive revenues and margins longer term. Keep in mind this may have an impact on margins in the near term.

The HR BPO business posted strong top-line growth during the first-quarter. Adjusting for the benefits of the one-time items, the favorable effects of currency translation, and excluding third party revenue, segment revenues grew 10% over last year. Growth came from several contracts that went live over the past 12 months, as well as from existing clients, mostly driven by project work.

After excluding one-time items, HR BPO segment operating loss improved to negative $30 million, compared to negative $38 million in the first quarter last year. Increased revenues and lower compensation and other expenses more than offset SG&A cost increases of approximately $5 million, mostly due to charges related to ongoing disputes and settlements with various clients.

As Russ mentioned, we continue to actively manage our more challenging HR BPO contracts. In some cases we have been able to make good progress in reaching a more workable operating agreement. Certain other situations are currently in very sensitive stages. We will continue to drive the discussions to the best resolution possible. However, it is unclear at this time how some will eventually play out and we will certainly inform you of any material developments.

Turning to our sales prospects:

Our sales prospects in Benefits are improving thanks to our increased sales efforts over the past year. We’ve brought in new leadership and added talent to our sales force and restructured our sales incentive program to drive improved performance.

From traditional Benefits products for large clients, to the mid-market via our acquisition of Real Life HR, to stand alone point solutions, we’re seeing good activity.

We feel good about our prospects in Benefits, and now we’re focusing our efforts on converting these Benefits Outsourcing opportunities into sales. It is important to remind you that the results of these efforts may not become clear until 2009 due to the length of normal sales and implementation cycles.

Our sales outlook in HR BPO remains relatively unchanged. As we continue to work to further stabilize this business, our pursuit of new opportunities has been very selective. Also, we’re seeing a bit of a pause in the marketplace – there are fewer deals on the street today as the market works to absorb the work related to previous sales.

While we’re still targeting about 3 new HR BPO contracts per year, we are behind that pace right now due to this slowdown in the marketplace.

Now on to Consulting….

The Consulting business reported another good quarter, with organic constant currency revenue growth of 13%. Across almost all practices and regions we experienced healthy demand and benefited from improved execution.

By practice, Talent and Organization grew over 20 percent; both Retirement and Financial Management and Communication grew in the mid-teens; and Health Management grew in the mid-single digits.

Regionally, North America and Europe contributed the most to the improvement, primarily due to strength in Retirement and Financial Management. Once again Asia Pacific recorded another quarter of impressive growth.

Excluding one-time items, Consulting segment margins were relatively flat compared to last year. This margin performance reflects revenue growth that was offset by increased compensation and incentive costs as we continue to invest in retention, productivity, and knowledge development to support long term top line growth.

Lastly for the first quarter, unallocated shared service costs, as a percentage of net revenue, remained flat compared to last year after adjusting for last year’s one-time item. Absolute costs in dollars were up slightly, mainly due to higher professional services fees related to our ongoing strategic initiatives.

I’d like to discuss one additional item that was not part of our fiscal first quarter results.

As Russ mentioned, this morning we announced that the sale of our Cyborg business had closed on January 31.

Financially we expect to record a one time pre-tax gain of approximately $36 million during our fiscal second quarter. Prospectively, for the balance of fiscal 2008, we expect the sale to result in approximately six cents per share of earnings dilution due to loss of the business for the remaining eight months of fiscal 2008.

Turning to the outlook for the balance of the year…

We’re off to a strong start but given that we have only completed one quarter, and the fact that we will incur about six cents of dilution from Cyborg, our full year guidance remains unchanged.

As a reminder, the guidance reflects our performance expectations on an underlying basis after excluding unusual items in both fiscal 2008 and 2007.

To quickly recap, we’re expecting the following:

1.	Total Company net revenue growth in the mid-single digits;

2.	Underlying operating income of approximately $300 million to $315 million; and

3.	Underlying earnings per share of $1.70 to $1.80

We’re also expecting our Adjusted EBITDA metric to grow roughly in line with EPS, again on an underlying basis.

This fiscal 2008 guidance assumes continued execution of our share repurchase program.

The guidance excludes:

•	anticipated real estate charges of approximately $35 million to $45 million previously communicated, and

•	the expected one-time gain on the sale of Cyborg,

Finally, as you think about the next quarter, I want to remind everyone that, seasonally, our second quarter generally does not show the same level of margin strength as compared to the first quarter.

Now, I’d like to turn it back to Russ for a moment before taking your questions…..

RUSS

Thanks, John.

So, in summary… we are off to a great start in fiscal 2008 and are pleased with the progress we are making in all of our businesses.

Our four strategic priorities – keeping clients first, creating a rewarding work experience, growing with intention, and getting lean — remain unchanged and will continue to guide our future actions.

More specifically, for the balance of this year, we will continue to work on reducing the risk within our HR BPO business by focusing on restructuring the few contracts that are still not in a stable place. These restructuring efforts may result in future charges.

We will also continue to execute on our growth agenda for the Consulting and Benefits business.

In addition to internal investments in the business, we expect to continue to make small, add-on acquisitions that we believe will help accelerate our growth in these businesses.

Finally, we expect to maintain momentum on our cost take-out activities.

We look forward to updating you on our continued progress in the quarters to come. I thank you for joining us today.

Operator – we’re now ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.